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                                                                [Citigroup Logo]

FOR IMMEDIATE RELEASE
Citigroup Inc. (NYSE symbol: C)
September 20, 2005

              ANDREW N. LIVERIS JOINS CITIGROUP BOARD OF DIRECTORS

NEW YORK - Citigroup announced today that Andrew N. Liveris, 51, President and Chief Executive Officer of The Dow Chemical Company, has been elected to the Citigroup Board of Directors. Mr. Liveris' election brings the number of Citigroup Board members to 17, of which more than 75% are independent under NYSE rules and Citigroup's Corporate Governance Guidelines.

"Andrew has built an impressive record of success, leading initiatives that have made Dow a large and profitable company that is positioned for further success in diversified global markets," said Charles Prince, Chief Executive Officer, Citigroup. "Nearly two-thirds of his almost 30 year career at Dow has been spent in the Asia Pacific region, giving him a tremendous depth of knowledge that will be immensely valuable to us as we position ourselves for continued growth in this and other regions of the globe. We look forward to his contributions."

"Andrew is an excellent addition to our Board, with broad experience in a full range of disciplines and a great deal of international expertise," said Sanford
I. Weill, Chairman, Citigroup. "He is a strong visionary leader, and we look forward to drawing on his keen strategic sense and practical knowledge."

As President and Chief Executive Officer of The Dow Chemical Company, Liveris leads a $40 billion global chemical and plastics corporation based in Midland, Michigan. His 29-year Dow career has spanned manufacturing, sales, marketing, new business development and management. He has spent the bulk of his career in Asia, where he was general manager for Dow's operations in Thailand, and later led all of the company's Asia Pacific operations.

Liveris is a member of The Dow Chemical Company's Board of Directors. He attended the University of Queensland in Brisbane, Australia, graduating with a bachelor's degree (first class honors) in Chemical Engineering. He is a Chartered Engineer and a Fellow of The Institute of Chemical Engineers.

Citigroup (NYSE: C), the leading global financial services company has some 200 million customer accounts and does business in more than 100 countries, providing consumers, corporations, governments and institutions with a broad range of financial products and services, including consumer banking and credit, corporate and investment banking, securities brokerage, and wealth management. Major brand names under Citigroup's trademark red umbrella include Citibank, CitiFinancial, Primerica, Smith Barney and Banamex. Additional information may be found at www.citigroup.com

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Certain statements in this document are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act. These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from those included in these statements due to a variety of factors. More information about these factors is contained in Citigroup's filings with the Securities and Exchange Commission.

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Media Contacts:            Leah Johnson                 212-559-9446
                           Shannon Bell                 212-793-6206

Investors:                 Arthur Tildesley             212-559-2718
                           John Randel                  212-559-5091